Exhibit 99.1

Newsrelease

Headquarters Office
13737 Noel Road, Ste. 100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
Media:	Steven Campanini	(469) 893-6321
Investors:	Thomas Rice	(805) 563-7188

Two New Directors Named to Tenet’s Board

DALLAS – March 28, 2005 – Tenet Healthcare Corporation (NYSE: THC) announced today that two respected corporate executives with a wealth of management and community experience have been named to Tenet’s board of directors, effective March 23.

The new directors are Karen M. Garrison, the recently retired president of the management services subsidiary of Pitney Bowes Inc. (NYSE: PBI), and J. McDonald Williams, retired chairman of Trammell Crow Co. (NYSE: TCC).

“Karen and Don bring their years of experience and wisdom as highly successful corporate executives to our board,” said Edward A. Kangas, Tenet’s non-executive chairman.  “We look forward to their guidance and counsel as we continue to put Tenet on the path to solid future growth.”

Trevor Fetter, Tenet’s president and chief executive officer, said, “I am delighted that we continue to attract highly admired and accomplished people such as Karen Garrison and Don Williams to our board.  They have been successful over time in very competitive businesses, and they have also committed their time and passion to many worthwhile community and charitable causes.  Their addition to our board is further evidence of the tangible progress we are making in building a better Tenet and enhancing our corporate reputation.”

Garrison, 56, spent more than 25 years in a variety of executive roles at Stamford, Conn.-based Pitney Bowes.  Under her leadership, Pitney Bowes Management Services grew significantly in offering integrated mail and document management to customers worldwide.  Earlier in her career, her positions included vice president, operations, vice president of customer support operations, and vice president of finance and chief financial officer.  From 1977 to 1992, she served as worldwide controller, as well as in factory operations roles.

She is a trustee of the Florida Institute of Technology and has served on the boards of Girl Scout organizations in communities where she has resided.  She is also a member of the Committee of 200, an organization of senior-ranking women executives in U.S. corporations.

In addition to Tenet, Garrison is a director of North Fork Bancorporation Inc. (NYSE: NFB) and Standard Parking Corp. (Nasdaq: STAN).

Williams, 63, served for almost 30 years in a variety of senior leadership positions with Dallas-based Trammell Crow, one of the largest diversified commercial real estate services companies in the United States.  He was chief executive officer from 1977 to 1990, and chairman from 1994 until his retirement in 2002.  During his tenure, the company became the nation’s largest property developer and manager, responsible for some the biggest real estate projects in the nation.

For more than 20 years, Williams has also devoted himself to service on many boards and commissions to improve many facets of urban life.  These have included chairing the Dallas Citizens Council and serving on the boards of Pepperdine University, George Washington University, the Dallas chapter of the Urban League and University of Texas-Southwestern Medical Center.  He has been particularly active in projects focused on affordable housing, economic development, improved health care and better education.

In 1995, he was the driving force behind creation of the Foundation for Community Empowerment, a nonprofit organization devoted to the revitalization of lower-income neighborhoods in South Dallas.

Williams currently is chairman of the board of the Dallas Foundation and also serves on the boards of the Hoblitzelle Foundation, Dallas Medical Resources, Children’s Medical Center Foundation, Abilene Christian University and the Dean’s Council of Harvard University’s John F. Kennedy School of Government.

In addition to Tenet, Williams is a director of Trammell Crow and Belo Corp. (NYSE: BLC).

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2004, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

[Note to Editors:  Digital photographs of Karen M. Garrison and J. McDonald Williams are available by email on request.  Please contact Maria Martinez in the Tenet Corporate Communications department at (805) 563-6975.]